Exhibit 10.1

STOCK REPURCHASE AGREEMENT

This Stock Repurchase Agreement (this “Agreement”) is entered into as of June 18, 2026, by and between Playboy, Inc., a Delaware corporation (the “Company”), and the selling entities listed on Exhibit A (each, a “Seller” and, collectively, the “Sellers” and, together with the Company, the “Parties”).

WHEREAS, the Sellers are the beneficial owners of 16,589,531 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) in the aggregate;

WHEREAS, the Sellers desire to sell, and the Company desires to purchase, all of the Sellers' shares of Common Stock on the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, the Sellers and/or their Affiliates, and certain other parties thereto are entering into an amendment to that certain Amended and Restated Credit and Guaranty Agreement, dated as of May 10, 2023, by and among the Company, Playboy Enterprises, Inc., each guarantor party thereto, the lenders party thereto, and DBD Credit Funding LLC, as the administrative agent and the collateral agent (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”), pursuant to which the parties thereto will amend certain provisions of the Credit Agreement in connection with the transactions contemplated by this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has secured a fully committed Backstop Agreement (as defined herein) with the Backstop Purchaser(s) (as defined herein), pursuant to which the Backstop Purchaser(s) have agreed to purchase Shares (as defined herein) from the Sellers in accordance with the terms of this Agreement in the event the Company does not do so.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1. Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any individual, corporation, partnership, limited liability company, trust, fund or other entity, any other individual, corporation, partnership, limited liability company, trust, fund or other entity that directly or indirectly controls, is controlled by, or is under common control with, such individual or entity. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an individual or entity, whether through ownership of voting securities, by contract or otherwise.

“Backstop Agreement” means each binding agreement entered into by the Company and a Backstop Purchaser pursuant to which such Backstop Purchaser has agreed to purchase Shares from the Sellers in accordance with Section 2.6.

“Backstop Purchaser” means each of the stockholders of the Company listed on Exhibit B, which stockholders have entered into fully committed backstop arrangements with the Company at or prior to the Closing Date, pursuant to which such stockholders are obligated to purchase Shares from the Sellers in accordance with Section 2.6.

“Closing Date” means the date of execution of this Agreement.

“Initial Purchase Shares” means 1,904,762 shares of Common Stock.

“Per Share Price” means $1.05.

“Purchased Shares” means, at any time, the aggregate number of shares of Common Stock that have been purchased by the Company pursuant to this Agreement as of such time.

“Remaining Shares” means, at any time, the total number of Shares minus the Purchased Shares as of such time.

“Shares” means 16,589,531 shares of Common Stock beneficially owned by the Sellers as of the date hereof.

“Unpurchased Share Value” means, as of any date of determination, the number of Remaining Shares as of such date multiplied by the Per Share Price.

Section 2. Purchase and Sale of Shares

Section 2.1. Agreement to Sell. Subject to the terms and conditions of this Agreement, the Sellers agree to sell to the Company, and the Company agrees to purchase from the Sellers, all of the Shares at the Per Share Price in accordance with the payment schedule set forth in Section 2.2.

Section 2.2. Payment Schedule. The Company shall purchase the Shares from the Sellers in installments as follows:

(a) On the Closing Date, the Company shall pay to the Sellers $2,000,000.00 in cash by wire transfer of immediately available funds to an account designated in writing by the Sellers, and the Sellers shall deliver to the Company the Initial Purchase Shares, free and clear of all liens, claims, and encumbrances (other than restrictions arising under applicable securities laws).

(b) On or before August 31, 2026, the Company shall pay to the Sellers $3,000,000.00 in cash by wire transfer of immediately available funds to an account designated in writing by the Sellers, and the Sellers shall deliver to the Company 2,857,143 shares of Common Stock, free and clear of all liens, claims, and encumbrances (other than restrictions arising under applicable securities laws).

(c) On or before November 1, 2026, the Company shall pay to the Sellers $5,000,000.00 in cash by wire transfer of immediately available funds to an account designated in writing by the Sellers, and the Sellers shall deliver to the Company 4,761,905 shares of Common Stock, free and clear of all liens, claims, and encumbrances (other than restrictions arising under applicable securities laws).

(d) On or before December 31, 2026, the Company shall pay to the Sellers an amount equal to the Unpurchased Share Value as of such date in cash by wire transfer of immediately available funds to an account designated in writing by the Sellers, and the Sellers shall deliver to the Company all Remaining Shares, free and clear of all liens, claims, and encumbrances (other than restrictions arising under applicable securities laws).

Section 2.3. Acceleration. The Company may, at any time and from time to time, elect to purchase additional Shares in advance of the payment schedule set forth in Section 2.2 by delivering written notice to the Sellers specifying the dollar amount of the accelerated purchase and the date of such accelerated purchase (which shall be no fewer than five (5) Business Days after delivery of such notice). On the date of such accelerated purchase, the Company shall pay to the Sellers the specified amount and the Sellers shall deliver to the Company a number of shares of Common Stock equal to such amount divided by the Per Share Price (rounded down to the nearest whole share), free and clear of all liens, claims, and encumbrances (other than restrictions arising under applicable securities laws). Any accelerated purchase shall reduce the amount payable under the next succeeding installment(s) in Section 2.2 in the order in which such installments become due.

Section 2.4. Pro Rata Deliveries. Each Seller shall sell and deliver, in connection with each purchase of Shares by the Company pursuant to this Agreement (including any purchase pursuant to Section 2.2 or Section 2.3), a number of Shares equal to the product of (a) the aggregate number of Shares being purchased by the Company in such purchase and (b) a fraction, the numerator of which is the number of shares of Common Stock directly held by such Seller immediately prior to such purchase and the denominator of which is the aggregate number of shares of Common Stock directly held by all the Sellers immediately prior to such purchase, rounded to the nearest whole share (with such adjustments as are necessary to ensure that the aggregate number of Shares delivered by all Sellers equals the aggregate number of Shares being purchased by the Company). The Company shall pay to each Seller an amount equal to the aggregate purchase price payable in connection with such purchase multiplied by the number of Shares delivered by such Seller.

Section 2.5. Delivery Mechanics. All deliveries of Shares pursuant to this Section 2 shall be made by the Sellers by delivering to the Company or its designated transfer agent irrevocable transfer instructions, duly executed stock powers, and/or such other documentation as may be reasonably necessary to effect the transfer of the applicable Shares on the books and records of the Company’s transfer agent or through the applicable procedures of The Depository Trust Company, as applicable. Each Seller and the Company shall cooperate with the other Party and the Company's transfer agent to effectuate each transfer promptly following payment.

Section 2.6. Backstop Commitment. At or prior to the Closing Date, the Company shall have in place a fully committed Backstop Agreement with the Backstop Purchaser(s), pursuant to which, if the Company fails to make some or all of any scheduled purchase under Section 2.2, the Backstop Purchaser(s) shall be obligated to purchase the applicable Shares directly from the Sellers on the same terms and conditions set forth in this Agreement, including the Per Share Price. In the event that the Company fails to make some or all of any scheduled purchase under Section 2.2, the Company shall take all actions necessary or advisable to ensure that the Backstop Purchaser(s) fund their Commitments (as defined in the Backstop Agreement) and purchase the shares of Common Stock from the Sellers in accordance with the terms of this Agreement and the Backstop Agreement and, in connection therewith, cause the Backstop Purchaser(s) to provide representations and warranties for the benefit of the Sellers that are reasonably sufficient to establish that the sale of such Shares to the Backstop Parties may be effected without registration under the Securities Act of 1933, as amended. The Company shall deliver to the Sellers, on or prior to the Closing Date, true and complete copies of the Backstop Agreement(s). The Company shall maintain such Backstop Agreement(s) in full force and effect until all Shares have been purchased pursuant to this Agreement or this Agreement has been terminated in accordance with its terms, and shall not amend, modify, supplement, waive or terminate any such Backstop Agreement without the prior written consent of the Sellers.

Section 3. Transfer Restrictions

Section 3.1. Lockup. During the term of this Agreement and for so long as no Payment Default has occurred, the Sellers shall not, directly or indirectly, sell, transfer, assign, pledge, hypothecate, encumber, or otherwise dispose of any of the Remaining Shares, or enter into any contract, option, or other agreement or understanding with respect to the foregoing, other than (i) pursuant to the terms of this Agreement; (ii) to any Affiliate of such Seller; provided that such Affiliate agrees in writing to be bound by the terms of this Agreement with respect to the transferred Remaining Shares; (iii) pursuant to any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, sale of all or substantially all of the assets of the Company or other extraordinary transaction approved by the Board of Directors of the Company and made available to holders of Common Stock generally; (iv) pursuant to any transaction in which all holders of Common Stock are offered the opportunity to sell, exchange or otherwise dispose of their shares on substantially the same terms and conditions; or (v) with the prior written consent of the Company.

Section 3.2. Legends. The Sellers acknowledge that the Company may cause the Company's transfer agent to place a restrictive legend or stop transfer instruction on the Shares to reflect the transfer restrictions set forth in Section 3.1 during the term of this Agreement. The Company shall promptly remove or cause to be removed any such legend or instruction with respect to Shares that have been purchased by the Company hereunder, upon termination of this Agreement or upon the occurrence of any Payment Default with respect to any Remaining Shares.

Section 3.3. Ownership of Unpurchased Shares. Until purchased by the Company pursuant to this Agreement, all Shares shall remain owned by the Sellers, and the Sellers shall be entitled to all voting rights and all dividends, distributions and other rights with respect thereto. In the event of any stock split, stock dividend, combination, reclassification or similar event with respect to the Common Stock, the number of Shares to be purchased at each future purchase of Shares pursuant to this Agreement shall be equitably adjusted to reflect such event.

Section 3.4. Legend Removal.

(a) Upon termination of this Agreement for any reason or upon the occurrence of a Payment Default, if one or more Sellers continue to hold any Remaining Shares, the Company shall, at its sole cost and expense, take all actions necessary or reasonably requested by the Sellers to cause the removal of any restrictive legends, stop transfer orders or similar restrictions (collectively, "Legends") from the book-entry positions representing the Remaining Shares within three (3) Business Days of such termination or Payment Default (the "De-Legending Deadline"), including, without limitation, by:

(i) delivering to the Company's transfer agent (the "Transfer Agent") an instruction letter, in form and substance reasonably satisfactory to the Sellers, directing the Transfer Agent to remove all Legends from the Remaining Shares and to update book-entry positions representing such Remaining Shares free and clear of all Legends;

(ii) providing any legal opinions, officer's certificates or other documents reasonably required by the Transfer Agent or the Sellers to effect the removal of such Legends;

(iii) causing the Transfer Agent to transmit the Remaining Shares by crediting the account designated by the Sellers with The Depository Trust Company through its Deposit/Withdrawal at Custodian system; and

(iv) cooperating in good faith and taking all actions reasonably necessary to ensure that the Remaining Shares are freely tradeable by the Sellers without restriction under applicable securities laws (to the extent a valid exemption from registration is available) within the De-Legending Deadline.

(b) The Sellers shall provide the documents and certificates reasonably requested by the Company or the transfer agent in connection with the foregoing clause (a).

(c) The Company represents and covenants that, as of the date hereof and at all times during the term of this Agreement, it shall maintain the effectiveness of, and shall not voluntarily suspend, withdraw or terminate, any registration statement, filing status under the Securities and Exchange Act of 1934, current public information requirement or other condition necessary to permit the removal of Legends from the Remaining Shares and the public resale thereof pursuant to an effective registration statement or Rule 144 or another available exemption from registration, except to the extent required by applicable law. The Company shall not take any action, or fail to take any action, that would impair or delay the ability of the Sellers to obtain removal of Legends from the Remaining Shares in accordance with this Section 3.4.

Section 4. Representations and Warranties of Each Seller. Each Seller, severally and not jointly, represents and warrants to the Company as of the date hereof and as of each date on which Shares are delivered hereunder:

Section 4.1. Ownership. The Seller is the direct owner of the Shares listed opposite the name of such Seller on Exhibit A, free and clear of all liens, claims, pledges, security interests, and encumbrances of any kind (other than restrictions arising under applicable securities laws and this Agreement). The Seller has not entered into any agreement, arrangement, or understanding to sell or transfer any of the Shares other than this Agreement.

Section 4.2. Authority. The Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed, and delivered by the Seller and constitutes the legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally and to general principles of equity.

Section 4.3. No Conflicts. The execution, delivery, and performance of this Agreement by the Seller does not and will not (a) violate any organizational documents of the Seller, (b) conflict with or result in a breach of any agreement or instrument to which the Seller is a party or by which any of its assets are bound, or (c) violate any law, rule, regulation, order, judgment, or decree applicable to the Seller.

Section 5. Representations and Warranties of the Company. The Company represents and warrants to each Seller as of the date hereof:

Section 5.1. Authority. The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized by all necessary corporate action on the part of the Company, including approval by the Company's audit committee in accordance with the Company's Related Party Transaction Policy, and has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally and to general principles of equity.

Section 5.2. No Conflicts. The execution, delivery, and performance of this Agreement by the Company does not and will not (a) violate the certificate of incorporation or bylaws of the Company, (b) conflict with or result in a breach of any agreement or instrument to which the Company is a party or by which any of its assets are bound, including the Credit Agreement, as amended or waived in connection with this Agreement, or (c) violate any law, rule, regulation, order, judgment, or decree applicable to the Company.

Section 6. Default and Termination.

Section 6.1. Payment Default. A "Payment Default" shall occur each time neither the Company nor the Backstop Purchaser(s) makes the payment required by Section 2.2(b), Section 2.2(c) or Section 2.2(d) on or before the applicable payment date.

Section 6.2. Default Remedy. Upon the occurrence of a Payment Default, the Sellers may, (i) upon written notice to the Company, accelerate the full remaining purchase obligation under this Agreement, in which case all Remaining Shares shall become immediately subject to purchase and all remaining amounts payable pursuant to Section 2.2 shall become immediately due and payable, (ii) seek specific performance of the Company's obligations under this Agreement pursuant to Section 7.9, and (iii) seek recovery of all damages, losses, costs and expenses, including reasonable attorneys' fees and enforcement costs, arising from such Payment Default. Nothing herein shall prevent the Sellers from pursuing claims for specific performance and damages in the alternative; provided that the Sellers may not obtain both specific performance and a monetary recovery with respect to the same Payment Default.

Section 6.3. Termination Upon Completion. This Agreement shall terminate automatically upon the purchase by the Company of all of the Shares and the payment of all amounts due hereunder.

Section 7. Miscellaneous.

Section 7.1. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) when sent by confirmed electronic mail, (c) one (1) Business Day after being sent by nationally recognized overnight courier service, or (d) three (3) Business Days after being mailed by certified or registered mail, return receipt requested, postage prepaid, addressed as follows (or to such other address as a Party may designate by notice to the other Party):

If to the Company:

Playboy, Inc.
10960 Wilshire Blvd., Suite 2200
Los Angeles, CA 90024
Attention: General Counsel
Email: legal@playboy.com

If to the Sellers:

c/o Fortress Investment Group LLC
1345 Avenue of the Americas, 46th Floor
New York, New York 10105
Attention: Credit Operations
Email: CreditOperations@fortress.com

Section 7.2. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, representations, warranties, and understandings between the Parties with respect thereto.

Section 7.3. Amendment and Waiver. This Agreement may not be amended, modified, or supplemented except by a written instrument signed by each of the Parties. No waiver of any provision of this Agreement shall be effective unless in a written instrument signed by the Party against whom the waiver is to be effective, and no such waiver shall constitute a waiver of any other provision or of the same provision on another occasion.

Section 7.4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that the Company may, upon written notice to the Sellers, assign its rights to purchase Shares under this Agreement, in whole or in part, to the Backstop Purchaser(s) in order for the Backstop Purchaser(s) to comply with its obligations under the Backstop Agreement(s); provided, further, that any Seller may assign its rights and obligations under this Agreement, in whole or in part, to any Affiliate of such Seller that acquires Shares in accordance with Section 3.1(ii), upon written notice to the Company. No assignment by the Company to a Backstop Purchaser shall release, discharge or otherwise limit the obligations of the Company under this Agreement unless and until the applicable purchase obligation has been satisfied in full in cash by the applicable Backstop Purchaser.

Section 7.5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of law that would require the application of the laws of any other jurisdiction. The Parties consent to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery declines to accept jurisdiction, any state or federal court located in the State of Delaware), to resolve any dispute relating to this Agreement or the transactions contemplated hereby. Each Party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 7.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by electronic transmission shall be equally effective as delivery of a manually executed counterpart.

Section 7.7. Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 7.8. Further Assurances. Each Party shall execute and deliver such additional documents and take such additional actions as may be reasonably necessary to effectuate the transactions contemplated by this Agreement.

Section 7.9. Specific Performance. The Parties acknowledge that money damages would not be an adequate remedy for any breach of this Agreement, and that the non-breaching Party shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach, without the necessity of proving actual damages or posting a bond or other security.

Section 7.10. Interpretation. The Parties acknowledge and agree that this Agreement has been negotiated at arm’s length and among Parties equally sophisticated and knowledgeable in the matters covered hereby. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it is not applicable and is hereby waived.

Section 7.11. Treasury Shares. All Shares repurchased by the Company pursuant to this Agreement shall, upon purchase, be retired and resume the status of authorized but unissued shares of Common Stock, unless the Board of Directors of the Company determines otherwise.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PLAYBOY, INC.

By: /s/ Marc Crossman
Name: Marc Crossman
Title: Chief Financial Officer

DRAWBRIDGE SPECIAL OPPORTUNITIES LP
By: Drawbridge Special Opportunities GP LLC, its general partner

By: /s/ Vincent Randazzo
Name: Vincent Randazzo
Title: Deputy Chief Financial Officer

DBDB FUNDING LLC

By: /s/ Vincent Randazzo
Name: Vincent Randazzo
Title: Deputy Chief Financial Officer

DBO PLYB HOLDINGS LLC

By: /s/ Vincent Randazzo
Name: Vincent Randazzo
Title: Deputy Chief Financial Officer

DRAWBRIDGE DSO SECURITIES LLC

By: /s/ Vincent Randazzo
Name: Vincent Randazzo
Title: Deputy Chief Financial Officer

[Signature Page to Stock Repurchase Agreement]

FCO XVII PLYB HOLDINGS LLC
By: /s/ Vincent Randazzo
Name: Vincent Randazzo
Title: Authorized Signatory

FLF I SECURITIES L.P.
By: Fortress Lending Advisors LLC, its general partner

By: /s/ Vincent Randazzo
Name: Vincent Randazzo
Title: Authorized Signatory

FORTRESS CREDIT OPPORTUNITIES XI CLO LIMITED
By: FCOD CLO Management LLC, its collateral manager

By: /s/ Vincent Randazzo
Name: Vincent Randazzo
Title: Deputy Chief Financial Officer

FORTRESS CREDIT OPPORTUNITIES XV CLO LIMITED
By: FCOD CLO Management LLC, its collateral manager

By: /s/ Vincent Randazzo
Name: Vincent Randazzo
Title: Deputy Chief Financial Officer

[Signature Page to Stock Repurchase Agreement]